Exhibit 99.1

Contacts: Jay Brown, CFO
Fiona McKone, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE INTERNATIONAL
REPORTS FIRST QUARTER 2013 RESULTS;
RAISES 2013 OUTLOOK

April 24, 2013 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended March 31, 2013.
"We had an excellent first quarter, producing AFFO per share of $1.00, up 45% over the same quarter last year," stated Ben Moreland, Crown Castle's President and Chief Executive Officer. "In addition, we saw a significant increase in leasing activity as all four major carriers in the US continued upgrading their networks for LTE and capacity enhancements. In fact, application volume, including both amendments and new tenant applications, more than doubled in the first quarter of 2013, compared to the first quarter of 2012. This activity is expected to translate into additional site rental revenue during the second half of 2013 allowing us to meaningfully increase our full year 2013 Outlook, which now suggests annual site rental revenue and AFFO per share growth of 17% and 27%, respectively."

CONSOLIDATED FINANCIAL RESULTS
Total revenue for the first quarter of 2013 increased 34% to $740 million from $552 million for the same period in 2012. Site rental revenue for the first quarter of 2013 increased $118 million, or 24%, to $615 million from $498 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $63 million, or 17%, to $438 million in the first quarter of 2013 from $375 million in the same period in 2012. Adjusted EBITDA for the first quarter of 2013 increased $81 million, or 22%, to $441 million from $360 million in the same period in 2012.
Funds from Operations ("FFO") increased 13% to $215 million in the first quarter of 2013, compared to $191 million in the first quarter of 2012. FFO per share increased 9% to $0.73 in the first quarter of 2013, compared to $0.67 in the first quarter of 2012. Adjusted Funds from Operations ("AFFO") increased 47%

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to $291 million in the first quarter of 2013, compared to $198 million in the first quarter of 2012. AFFO per share increased 45% to $1.00 in the first quarter of 2013, compared to $0.69 in the first quarter of 2012.
Net income attributable to CCIC stockholders for the first quarter of 2013 was $15 million, inclusive of $36 million in losses on retirement of debt related to the completion of the redemption of the 9% senior notes and 7.75% senior secured notes, compared to $50 million of net income for the same period in 2012. Net income attributable to CCIC stockholders per common share was $0.05 for the first quarter of 2013, compared to $0.17 per common share in the first quarter of 2012.
Adjusted EBITDA in the first quarter of 2013 exceeded the high-end of first quarter Outlook (previously issued on January 23, 2013) by $13 million, primarily due to significantly higher than expected service gross margin contribution and $4 million of non-recurring site rental revenues which were not previously contemplated in the Outlook. In addition, AFFO exceeded the high-end of Outlook, due in part to $8 million of contributions related to the construction of conduit to hold customer-owned fiber to Crown Castle towers, which are accounted for as deferred site rental revenues and recognized over the estimated period the contributions are earned (currently eight years).

FINANCING AND INVESTING ACTIVITIES
"We had a terrific quarter exceeding our expectations for site rental revenue, site rental gross margin, Adjusted EBITDA and AFFO," stated Jay Brown, Crown Castle's Chief Financial Officer.  "As a result of our strong results in the first quarter and the significant increase in new leasing activity, we have increased our 2013 Outlook, including increasing 2013 AFFO per share to $3.86, representing 27% expected growth from 2012.  The revised Outlook significantly increases our expectation for growth in site rental revenue and site rental gross margin during 2013. Compared to our previous expectations, we have increased our forecast for incremental growth in site rental gross margin during the year by 18%, driven primarily by the increase in application volume so far this year. The increase in expected new leasing activity is most impactful to our Outlook for fourth quarter 2013 and our site rental revenue run-rates as we head into 2014."
During the first quarter of 2013, Crown Castle invested approximately $116 million in capital expenditures, comprised of $16 million of land purchases, $7 million of sustaining capital expenditures and $94 million of revenue generating capital expenditures, the latter consisting of $58 million on existing sites and $36 million on the construction of new sites, primarily small cell networks.
Further, during the first quarter of 2013, Crown Castle purchased 0.3 million of its common shares using $23.6 million in cash at an average price of $69 per share. Diluted common shares outstanding at March 31, 2013 were 292.9 million. Since January 2003, Crown Castle has spent $2.8 billion to purchase 101.4 million of its common shares and potential shares, at an average price of $27 per share.

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In April 2013, Crown Castle refinanced its existing $1.58 billion Term Loan B and effectively lowered the rate on the loan by 75 basis points, saving approximately $12 million in annual interest expense.  The maturity and terms of the loan remained unchanged.

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
The following Outlook is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 1.0 US dollar to 1.0 Australian dollar.
As reflected in the table below, Crown Castle has increased the midpoint of its full year 2013 Outlook (previously issued on January 23, 2013) for site rental revenue by $24 million, site rental gross margin by $14 million, Adjusted EBITDA by $29 million, and AFFO by $57 million.
Crown Castle expects non-recurring items in site rental revenue for the second quarter 2013 to be approximately $4 million lower than first quarter 2013. Further, Crown Castle expects site rental cost of operations in second quarter 2013 to increase by approximately $3 million due to seasonal increase in repairs and maintenance, and expects services gross margin to be approximately $12 million lower than the first quarter.
The following table sets forth Crown Castle's current Outlook for second quarter 2013 and full year 2013:

(in millions, except per share amounts)	Second Quarter 2013	Full Year 2013
Site rental revenues	$612 to $617	$2,470 to $2,480
Site rental cost of operations	$179 to $184	$715 to $725
Site rental gross margin	$430 to $435	$1,749 to $1,759
Adjusted EBITDA	$426 to $431	$1,722 to $1,732
Interest expense and amortization of deferred financing costs(a)	$138 to $143	$584 to $594
FFO	$255 to $260	$982 to $992
AFFO	$274 to $279	$1,126 to $1,136
AFFO per share(b)	$0.94 to $0.95	$3.84 to $3.88
Net income (loss)	$23 to $63	$102 to $198
Net income (loss) per share - diluted(b)	$0.08 to $0.22	$0.35 to $0.68

(a)	See the reconciliation of "Components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	Based on 292.9 million diluted shares outstanding as of March 31, 2013.

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CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, April 25, 2013, at 10:30 a.m. Eastern Time. The conference call may be accessed by dialing 480-629-9722 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. Eastern Time on Thursday, April 25, 2013, through 11:59 p.m. Eastern Time on May 2, 2013, and may be accessed by dialing 303-590-3030 using access code 4611818. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 98 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 30,000 and approximately 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations

This press release includes presentations of Adjusted EBITDA, Funds from Operations and Adjusted Funds from Operations, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, and AFFO are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of FFO and AFFO.
Our measures of Adjusted EBITDA, FFO and AFFO may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by REITs. FFO and AFFO presented are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT, nor are they necessarily indicative of future financial position or operating results. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including as a result of our adjustment to the income tax provision to reflect our estimate of the cash taxes had we been a REIT.
Adjusted EBITDA, FFO and AFFO are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.
Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.
Funds from Operations. Crown Castle defines Funds from Operations as net income plus adjusted tax provision plus real estate depreciation, amortization and accretion.
Adjusted Funds from Operations. Crown Castle defines Adjusted Funds from Operations as Funds from Operations before straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs, debt discounts, and interest rate swaps, other (income) and expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, asset write-down charges and less capital improvement capital expenditures and corporate capital expenditures.
Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.
The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three months ended March 31, 2013 and 2012 is computed as follows:

	For the Three Months Ended
	March 31, 2013	March 31, 2012
(in millions)
Net income (loss)	$16.7	$50.3
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.7	3.0
Acquisition and integration costs	1.6	1.7
Depreciation, amortization and accretion	186.5	139.4
Amortization of prepaid lease purchase price adjustments	3.9	2.6
Interest expense and amortization of deferred financing costs	164.4	137.5
Gains (losses) on retirement of long-term obligations	35.9	7.1
Interest income	(0.3)	(0.4)
Other income (expense)	0.6	1.1
Benefit (provision) for income taxes	17.7	6.7
Stock-based compensation expense	10.1	11.2
Adjusted EBITDA	$440.8	$360.1

Adjusted EBITDA for the quarter ending June 30, 2013 and the year ending December 31, 2013 is forecasted as follows:

	Q2 2013	Full Year 2013
(in millions)	Outlook	Outlook
Net income (loss)	$23 to $63	$102 to $198
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$4 to $6	$14 to $24
Acquisition and integration costs	$2 to $6	$6 to $16
Depreciation, amortization and accretion	$185 to $190	$737 to $757
Amortization of prepaid lease purchase price adjustments	$3 to $5	$14 to $16
Interest expense and amortization of deferred financing costs(a)	$138 to $143	$584 to $594
Gains (losses) on retirement of long-term obligations	$0 to $0	$36 to $36
Interest income	$(1) to $1	$(2) to $0
Other income (expense)	$0 to $2	$2 to $4
Benefit (provision) for income taxes	$28 to $39	$103 to $128
Stock-based compensation expense	$9 to $11	$40 to $45
Adjusted EBITDA	$426 to $431	$1,722 to $1,732

(a)	See the reconciliation of "Components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

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FFO and AFFO for the quarter ending June 30, 2013 and the year ending December 31, 2013 is forecasted as follows:

	Q2 2013	Full Year 2013
(in millions)	Outlook	Outlook
Net income	$23 to $63	$102 to $198
Adjusted tax provision (a)	$26 to $37	$97 to $122
Real estate related depreciation, amortization and accretion	$181 to $184	$719 to $734
FFO	$255 to $260	$982 to $992

FFO (from above)	$255 to $260	$982 to $992
Straight-line revenue (b)	$(40) to $(35)	$(141) to $(126)
Straight-line expense	$19 to $24	$76 to $91
Stock-based compensation expense	$9 to $11	$40 to $45
Non-real estate related depreciation, amortization and accretion	$4 to $6	$18 to $23
Amortization of deferred financing costs, debt discounts and interest rate swaps	$19 to $23	$94 to $105
Other (income) expense	$0 to $2	$2 to $4
Gains (losses) on retirement of long-term obligations	$0 to $0	$36 to $36
Acquisition and integration costs	$2 to $6	$6 to $16
Asset write-down charges	$4 to $6	$14 to $24
Capital improvement capital expenditures	$(6) to $(4)	$(22) to $(20)
Corporate capital expenditures	$(6) to $(4)	$(16) to $(14)
AFFO	$274 to $279	$1,126 to $1,136

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(b)	Assumes prepaid rents of between $30 million and $35 million and between $136 million and $151 million for Q2 2013 and Full Year 2013, respectively.

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FFO and AFFO for the three months ended March 31, 2013 and 2012 are computed as follows:

	For the Three Months Ended
(in millions)	March 31, 2013	March 31, 2012
Net income	$16.7	$50.3
Adjusted tax provision (a)	16.1	6.2
Real estate related depreciation, amortization and accretion	181.8	134.0
FFO	$214.6	$190.5
Weighted average common shares outstanding — diluted	292.6	285.9
FFO per share	$0.73	$0.67

FFO (from above)	214.6	190.5
Straight-line revenue (b)	(30.6)	(53.7)
Straight-line expense	20.6	11.8
Stock-based compensation expense	10.1	11.2
Non-real estate related depreciation, amortization and accretion	4.7	5.3
Amortization of deferred financing costs, debt discounts and interest rate swaps	36.9	24.5
Other (income) expense	0.6	1.1
Losses (gains) on retirements of long-term obligations	35.9	7.1
Acquisition and integration costs	1.6	1.7
Asset write-down charges	3.7	3.0
Capital improvement capital expenditures	(3.3)	(2.5)
Corporate capital expenditures	(3.6)	(1.7)
AFFO	$291.2	$198.3
Weighted average common shares outstanding — diluted	292.6	285.9
AFFO per share	$1.00	$0.69

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(b)	Inclusive of prepaid rents of $44 million and $11 million for Q1 2013 and Q1 2012, respectively.

Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended March 31, 2013 and 2012 are as follows:

	For the Three Months Ended
(in millions)	March 31, 2013	March 31, 2012
Interest expense on debt obligations	$127.4	$113.0
Amortization of deferred financing costs	9.0	4.8
Amortization of adjustments on long-term debt	11.4	3.8
Amortization of interest rate swaps(a)	16.3	16.3
Other, net	0.2	(0.4)
Interest expense and amortization of deferred financing costs(b)	$164.4	$137.5

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(b)	First quarter 2013 is inclusive of $16.5 million of non-cash expense related to the 9% senior notes and the 7.75% secured notes that were retired in January 2013.

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The components of interest expense and amortization of deferred financing costs for the quarter ending June 30, 2013 and the year ending December 31, 2013 are forecasted as follows:

	Q2 2013	Full Year 2013
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$119 to $121	$485 to $495
Amortization of deferred financing costs	$5 to $6	$25 to $27
Amortization of adjustments on long-term debt	$(1) to $0	$8 to $10
Amortization of interest rate swaps (a)	$15 to $17	$62 to $67
Other, net	$0 to $0	$(1) to $1
Interest expense and amortization of deferred financing costs (b)	$138 to $143	$584 to $594

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(b)	Full year 2013 is inclusive of $16.5 million of non-cash expense related to the 9% senior notes and the 7.75% secured notes that were retired in January 2013.

Debt balances and maturity dates as of March 31, 2013:

(in millions)
	Face Value	Final Maturity
Revolver	$1,088.0	January 2017
Term Loan A	475.0	January 2017
Term Loan B	1,580.0	January 2019
7.125% Senior Notes Due 2019	500.0	November 2019
5.25% Senior Notes	1,650.0	January 2023
2012 Senior Notes(a)	1,500.0	2017/2023
Senior Secured Notes, Series 2009-1(b)	193.8	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(c)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	291.9	November 2040
Capital Leases and Other Obligations	98.6	Various
Total Debt	$10,827.3
Less: Cash and Cash Equivalents(f)	$160.9
Net Debt	$10,666.4

(a)	The 2012 Senior Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.

(b)
The Senior Secured Notes, Series 2009-1 consist of $123.8 million of principal as of March 31, 2013 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(c)
The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(d)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(e)
The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 ("WCP Securitized Notes") were assumed in connection with the WCP acquisition. If WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(f)	Excludes restricted cash.

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Sustaining capital expenditures for the three months ended March 31, 2013 and 2012 is computed as follows:

	For the Three Months Ended
(in millions)	March 31, 2013	March 31, 2012
Capital Expenditures	$116.4	$65.1
Less: Land purchases	16.0	27.9
Less: Tower improvements and other	57.8	25.9
Less: Construction of towers	35.7	7.0
Sustaining capital expenditures	$6.9	$4.3

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Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) new leasing activity and application volume, including the impact on our results and operations which may be derived therefrom, (ii) non-recurring items, (iii) cash flow, (iv) our growth, (v) currency exchange rates, (vi) site rental revenues, (vii) site rental cost of operations, including repairs and maintenance, (viii) site rental gross margin and services gross margin, (ix) Adjusted EBITDA, (x) interest expense and amortization of deferred financing costs, (xi) FFO, (xii) AFFO, including on a per share basis, (xiii) net income (loss), including on a per share basis, (xiv) prepaid rents, (xv) our common shares outstanding, including on a diluted basis and (xvi) the utility of certain financial measures in analyzing our results.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our wireless infrastructure, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•
The expansion and development of our business, including through acquisitions, increased product offerings, and other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations and financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

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Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. As used in this press release, the term "including", and any variation thereof, means "including, without limitation."

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$160,865	$441,364
Restricted cash	139,455	575,938
Receivables, net	212,732	192,833
Deferred income tax assets	180,817	193,420
Other current assets	171,546	177,769
Total current assets	865,415	1,581,324
Deferred site rental receivables, net	926,705	864,819
Property and equipment, net	6,882,411	6,917,531
Goodwill	3,180,510	3,119,957
Other intangible assets, net	2,861,315	2,941,696
Deferred income tax assets	31,616	33,914
Long-term prepaid rent, deferred financing costs and other assets, net	624,533	629,468
Total assets	$15,372,505	$16,088,709

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$311,995	$308,675
Deferred revenues	230,792	241,127
Current maturities of debt and other obligations	94,839	688,056
Total current liabilities	637,626	1,237,858
Debt and other long-term obligations	10,741,317	10,923,186
Deferred income tax liabilities	50,336	65,830
Below-market tenant leases, deferred ground lease payable and other liabilities	978,595	910,571
Total liabilities	12,407,874	13,137,445
CCIC Stockholders' equity	2,950,413	2,938,746
Noncontrolling interest	14,218	12,518
Total equity	2,964,631	2,951,264
Total liabilities and equity	$15,372,505	$16,088,709

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended March 31,
	2013	2012
Net revenues:
Site rental	$615,415	$497,529
Network services and other	124,645	54,216
Net revenues	740,060	551,745
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	177,606	122,871
Network services and other	77,377	31,521
General and administrative	58,246	51,001
Asset write-down charges	3,715	3,044
Acquisition and integration costs	1,602	1,680
Depreciation, amortization and accretion	186,459	139,400
Total operating expenses	505,005	349,517
Operating income (loss)	235,055	202,228
Interest expense and amortization of deferred financing costs	(164,369)	(137,472)
Gains (losses) on retirement of long-term obligations	(35,909)	(7,068)
Interest income	297	354
Other income (expense)	(629)	(1,077)
Income (loss) before income taxes	34,445	56,965
Benefit (provision) for income taxes	(17,708)	(6,695)
Net income (loss)	16,737	50,270
Less: Net income (loss) attributable to the noncontrolling interest	1,275	239
Net income (loss) attributable to CCIC stockholders	15,462	50,031
Dividends on preferred stock	—	(2,629)
Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$15,462	$47,402

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$0.05	$0.17
Diluted	$0.05	$0.17

Weighted average common shares outstanding (in thousands):
Basic	291,102	284,913
Diluted	292,570	285,853

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$16,737	$50,270
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	186,459	139,400
Gains (losses) on retirement of long-term obligations	35,909	7,068
Amortization of deferred financing costs and other non-cash interest	36,920	24,465
Stock-based compensation expense	10,029	9,035
Asset write-down charges	3,715	3,044
Deferred income tax benefit (provision)	14,740	4,813
Other adjustments, net	765	4
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	31,539	(14,361)
Decrease (increase) in assets	(50,187)	(61,526)
Net cash provided by (used for) operating activities	286,626	162,212
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(12,810)	(221,316)
Capital expenditures	(116,353)	(65,052)
Other investing activities, net	147	1,195
Net cash provided by (used for) investing activities	(129,016)	(285,173)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,095,000
Proceeds from issuance of capital stock	—	195
Principal payments on debt and other long-term obligations	(25,333)	(13,631)
Purchases and redemptions of long-term debt	(644,422)	(648,385)
Purchases of capital stock	(23,579)	(35,476)
Payments under revolving credit facility	(165,000)	(251,000)
Payments for financing costs	(3,927)	(40,237)
Net decrease (increase) in restricted cash	425,774	948
Dividends on preferred stock	—	(2,481)
Net cash provided by (used for) financing activities	(436,487)	1,104,933
Effect of exchange rate changes on cash	(1,622)	1,592
Net increase (decrease) in cash and cash equivalents	(280,499)	983,564
Cash and cash equivalents at beginning of period	441,364	80,120
Cash and cash equivalents at end of period	$160,865	$1,063,684
Supplemental disclosure of cash flow information:
Interest paid	99,871	123,140
Income taxes paid	2,645	884

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
(dollars in millions)

	Quarter Ended
	6/30/2012			9/30/2012			12/31/2012			3/31/2013
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$487.8	$29.8	$517.6	$507.2	$31.5	$538.8	$537.9	$32.4	$570.3	$581.3	$34.1	$615.4
Services	62.0	5.9	67.9	78.3	4.3	82.6	98.0	5.8	103.8	117.9	6.8	124.6
Total Revenues	549.8	35.7	585.5	585.5	35.8	621.3	635.9	38.2	674.1	699.1	40.9	740.1

Operating Expenses
Site Rental	123.1	8.5	131.6	126.1	9.3	135.3	140.6	8.9	149.5	167.6	10.0	177.6
Services	36.8	3.4	40.3	46.6	3.4	50.0	63.5	4.4	67.9	71.8	5.5	77.4
Total Operating Expenses	159.9	11.9	171.8	172.7	12.7	185.3	204.1	13.3	217.4	239.4	15.5	255.0

General & Administrative	41.5	5.5	47.1	50.5	5.4	55.9	49.3	9.4	58.6	52.6	5.7	58.2

Add: Stock-Based Compensation	8.1	—	8.0	16.3	(0.1)	16.2	8.4	3.6	12.0	10.0	0.1	10.1
Add: Amortization of prepaid lease purchase price adjustments	3.9	—	3.9	3.9	—	3.9	3.9	—	3.9	3.9	—	3.9
Adjusted EBITDA	$360.3	$18.2	$378.5	$382.6	$17.6	$400.2	$394.8	$19.1	$413.9	$421.0	$19.8	$440.8

	Quarter Ended
	6/30/2012			9/30/2012			12/31/2012			3/31/2013
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	75%	71%	75%	75%	71%	75%	74%	73%	74%	71%	71%	71%
Services	41%	42%	41%	40%	20%	39%	35%	24%	35%	39%	18%	38%

Adjusted EBITDA	66%	51%	65%	65%	49%	64%	62%	50%	61%	60%	48%	60%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
(dollars in millions)

	Quarter Ended
	6/30/2012	9/30/2012	12/31/2012	3/31/2013
Net income (loss)	$117.1	$43.2	$(9.6)	$16.7
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.6	1.6	7.3	3.7
Acquisition and integration costs	7.5	2.9	6.2	1.6
Depreciation, amortization and accretion	152.5	154.9	175.8	186.5
Amortization of prepaid lease purchase price adjustment	3.9	3.9	3.9	3.9
Interest expense, amortization of deferred financing costs	144.9	144.9	173.7	164.4
Gains (losses) on retirement of long-term obligations	7.5	—	117.4	35.9
Interest income	(0.4)	(0.3)	(3.5)	(0.3)
Other income (expense)	2.2	0.6	1.4	0.6
Benefit (provision) for income taxes	(68.4)	32.3	(70.6)	17.7
Stock-based compensation	8.0	16.2	12.0	10.1
Adjusted EBITDA	$378.5	$400.2	$413.9	$440.8

Note: Components may not sum to total due to rounding.

CCI Fact Sheet
(dollars in millions)

	Quarter Ended
	3/31/2012		3/31/2013		% Change
CCUSA
Site Rental Revenues	$468.1		$581.3		24%
Ending Towers (a)	22,205		29,836		34%

CCAL
Site Rental Revenues	$29.4		$34.2		16%
Ending Towers (a)	1,605		1,740		8%

Total CCIC
Site Rental Revenues	$497.5		$615.4		24%
Ending Towers (a)	23,810		31,576		33%

Ending Cash and Cash Equivalents	$1,063.7	*	$160.9	*
Total Face Value of Debt	$8,472.9		$10,827.3
Net Debt	$7,409.2		$10,666.4

Net Leverage Ratios:(b)
Net Debt / Adjusted EBITDA	5.1X		6.0X
Last Quarter Annualized Adjusted EBITDA	$1,440.2		$1,763.2

*Excludes Restricted Cash
(a) Exclusive of DAS
(b) Based on Face Values

Note: Components may not sum to total due to rounding.